Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS FIRST QUARTER PRELIMINARY UNAUDITED OPERATING RESULTS
REVENUE UP 68% TO $67.8 MILLION
10GBPS AND ABOVE SALES INCREASE 88%
Eatontown, NJ. (August 2, 2007) Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced preliminary unaudited operating results for the first quarter ended June 30, 2007.
Financial Highlights for the First Quarter Ended June 30, 2007:
•	Sales increased $27.4 million, or 67.8%, to $67.8 million from $40.4 million in the quarter ended June 30, 2006 and increased $2.4 million, or 3.7%, from $65.4 million in the preceding quarter ended March 31, 2007, primarily as a result of increased sales of 10Gbps and above products. The Company has now recorded four consecutive quarters of sales growth and has increased sales in seven of the last eight quarterly periods.

•	Sales of 10Gbps and above products increased by 88.4% to $55.8 million as compared to the quarter ended June 30, 2006, primarily as a result of continuing strong demand for 300 pin tunable, X2, XENPAK, XFP and 40Gbps products. As compared to the quarter ended March 31, 2007, sales of 10Gbps and above products increased by $2.5 million, or 4.7%, primarily as a result of strong demand for 40Gbps and 10Gbps data communication products.

•	Sales of less than 10Gbps products were $7.3 million, while industrial and commercial product sales were $4.7 million for the quarter ended June 30, 2007. Sales to Cisco and Alcatel-Lucent were 35.0% and 23.0% of total sales, respectively.

•	Gross margin was 36.0%, as compared to 32.8% in the quarter ended June 30, 2006 and 34.9% in the preceding quarter ended March 31, 2007. The improvements in gross margin were primarily due to the strength of 10Gbps and above product sales, cost reductions, and the reduction in stock-based compensation expense as compared to the quarter ended March 31, 2007, which collectively more than offset price declines.

•	Operating income increased to $4.7 million, or 6.9% of sales, from a loss of ($3.1) million in the quarter ended June 30, 2006 and from a loss of ($0.5) million in the preceding quarter ended March 31, 2007.

•	Net income was $6.7 million, or $0.10 per diluted share, as compared to a net loss of ($3.5) million, or ($0.07) per diluted share, for the quarter ended June 30, 2006 and net income of $1.5 million, or $0.03 per diluted share, in the preceding quarter ended March 31, 2007. The Company has now recorded four consecutive quarters of profitability.

Market Observations and Guidance:
Commenting on the Company’s recent performance, Harry Bosco, President and Chief Executive Officer of Opnext, Inc., said, “We have just completed our fourth consecutive quarter of sales growth and profitability. We are encouraged by the overall acceleration of broadband applications globally and the demand it is creating for high-speed optical networks which has translated into solid demand from our core customer base.”
“During the quarter just ended, we completed the expansion of our 40Gbps manufacturing capacity to meet the growing demand from our customers. We also expanded our 10GbE product family to include LX4, LRM and ER X2 modules as well as SR and LRM SFP+ products. Our 10Gbps telecommunication product line has been expanded to include 80km XFP modules and tunable duo-binary transponders for long haul transmission. During the second half of this fiscal year, we expect to further expand our SFP+ and 40Gbps product offerings. All of these enhancements will position us well for future growth.”
“For our second quarter ending September 30, 2007, we expect sequential revenue growth with revenue for the quarter in the range of $72 million to $75 million, which equates to between 30.2% and 35.6% growth over last year and between 6.2% and 10.6% growth over the first quarter. This is consistent with our objective to grow at least as fast as the market. Longer term, we continue to expect our gross margin to approach 40% and our operating margin to approach 15%, both excluding the impact of stock-based compensation expense,” concluded Mr. Bosco.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, expansion of customer market share, expansion of product lines, increase in term gross and operating margins, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the quarter ending September 30, 2007 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	because the market in which Opnext operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the optical modules and components industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 22, 2007. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
Opnext management will conduct a conference call at 9:00am EDT, today, Thursday, August 2, 2007, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 10095870. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, August 9, 2007 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 10095870. A live webcast of the call will be accessible on the Investor’s section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor section .
About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2007	March 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$199,584	$199,786
Trade receivables, net	56,238	53,974
Inventories, net	67,089	65,321
Prepaid expenses and other current assets	3,988	3,221

Total current assets	326,899	322,302
Property, plant, and equipment, net	44,348	42,396
Goodwill	5,698	5,698
Other assets	214	214

Total assets	$377,159	$370,610

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$43,539	$41,581
Accrued expenses	10,919	14,201
Capital lease obligations	4,755	4,135

Total current liabilities	59,213	59,917
Capital lease obligations	13,779	11,858
Other long-term liabilities	2,710	5,413

Total liabilities	75,702	77,188

Total shareholders’ equity	301,457	293,422

Total liabilities and shareholders’ equity	$377,159	$370,610

Opnext, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,
	2007	2006
	(unaudited)	(unaudited)
Sales	$67,827	$40,424
Cost of sales	43,392	27,163

Gross margin	24,435	13,261
Research and development expenses	8,512	8,023
Selling, general and administrative expenses	11,245	8,344
Other operating expenses	—	16

Operating income (loss)(1)	4,678	(3,122)
Interest income, net	2,372	759
Other expense, net	(388)	(1,111)

Income (loss) before income taxes	6,662	(3,474)
Income tax (expense) benefit	—	—

Net income (loss)	$6,662	$(3,474)

Net income (loss) per share:
Basic	$0.10	$(0.07)
Diluted	$0.10	$(0.07)
Weighted average number of shares used in computing net income (loss) per share:
Basic	64,550	51,989
Diluted	64,603	51,989

Note (1) — Operating income includes stock-based compensation expenses of $82 thousand and $6 thousand in the three-month periods ended June 30, 2007 and 2006, respectively.

Opnext, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended June 30,
	2007	2006
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$6,662	$(3,474)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,546	3,009
Compensation expense	82	6
Loss on disposal of property, plant and equipment	—	16
Changes in assets and liabilities,	(6,204)	1,649

Net cash generated from operating activities	3,086	1,206
Cash flows from investing activities
Capital expenditures	(1,568)	(290)

Net cash used in investing activities	(1,568)	(290)
Cash flows from financing activities
Payments on capital lease obligations	(1,196)	(522)
Exercise of stock options	4	29

Net cash used in financing activities	(1,192)	(493)
Effect of foreign exchange rates on cash and cash equivalents	(528)	507

Increase (decrease) in cash and cash equivalents	(202)	930
Cash and cash equivalents at beginning of period	199,786	89,358

Cash and cash equivalents at end of period	$199,584	$90,288

Supplemental cash flow information
Cash paid during the period for:
Interest	$86	$110
Income taxes	—	—
Non-cash financing activities
Capital lease obligations incurred	$(4,501)	$(227)

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(In thousands, except per share data)
Use of Non-GAAP Financial Measures: The Company adopted SFAS 123R effective April 1, 2006 and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related compensation expense may vary significantly. Management excludes these related costs for the purpose of assessing its internal operating performance. Accordingly, the Company provides non-GAAP gross margin, operating expense, operating profit (loss), net income (loss) and net income (loss) per share financial measures as supplemental information, in addition to the GAAP presentation, to its investors in an effort to provide greater transparency and insight into management’s analysis. The Company expects to continue providing similar information in the future which reconciles the differences between GAAP and non-GAAP financial measures.

	Three Months Ended June 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$67,827	$—	$67,827	100.0%	100.0%
Gross margin	24,435	—	24,435	36.0%	36.0%
Operating expenses	19,675	(82)	19,757	29.0%	29.1%
Operating income (loss)	4,760	(82)	4,678	7.0%	6.9%
Net income (loss)	$6,744	$(82)	$6,662	9.9%	9.8%

Net income (loss) per share:
Basic	$0.10		$0.10
Diluted	$0.10		$0.10
Shares
Basic	64,550		64,550
Diluted	64,603		64,603

	Three Months Ended March 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$65,376	$—	$65,376	100.0%	100.0%
Gross margin	23,486	(689)	22,797	35.9%	34.9%
Operating expenses	20,475	(2,832)	23,307	31.3%	35.7%
Operating income (loss)	3,011	(3,521)	(510)	4.6%	-0.8%
Net income (loss)	$5,038	$(3,521)	$1,517	7.7%	2.3%

Net income (loss) per share:
Basic	$0.09		$0.03
Diluted	$0.09		$0.03
Shares
Basic	57,803		57,803
Diluted	58,027		58,027

	Three Months Ended June 30, 2006
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$40,424	$—	$40,424	100.0%	100.0%
Gross margin	13,261	—	13,261	32.8%	32.8%
Operating expenses	16,377	(6)	16,383	40.5%	40.5%
Operating income (loss)	(3,116)	(6)	(3,122)	-7.7%	-7.7%
Net income (loss)	$(3,468)	$(6)	$(3,474)	-8.6%	-8.6%

Net income (loss) per share:
Basic	$(0.07)		$(0.07)
Diluted	$(0.07)		$(0.07)
Shares
Basic	51,989		51,989
Diluted	51,989		51,989